Exhibit 3.1
AMENDED AND RESTATED
ARTICLES OF INCORPORATION
OF
GEVITY HR, INC.
     Pursuant to Section 607.1002 and Section 607.1007 of the Florida Business Corporation Act, Gevity HR, Inc., a Florida corporation (the “Corporation”), hereby certifies as follows:
     1. The Corporation is named Gevity HR, Inc.
     2. These Amended and Restated Articles of Incorporation were adopted by the Corporation’s Board of Directors on June 1, 2009 and contain amendments that do not require shareholder approval.
     3. The Corporation’s Articles of Incorporation, as originally filed with the Department of State of the State of Florida on February 28, 1997 and as amended through the date hereof, are hereby amended and restated in their entirety to read as follows:
ARTICLE I
     The name of this corporation is Gevity HR, Inc. (the “Corporation”).
ARTICLE II
     The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the Florida Business Corporation Act (the “Act”).
ARTICLE III
     The address of the principal office and the mailing address of the office of the Corporation is 515 E. Park Avenue, Tallahassee, FL 32301.
ARTICLE IV
     The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 100 shares of common stock, par value $0.01 per share.
ARTICLE V
     The street address of the Corporation’s registered office is 515 E. Park Avenue, Tallahassee, FL 32301, and the name of its registered agent at such office is CorpDirect Agents, Inc.

ARTICLE VI
     The Board of Directors of the Corporation shall consist of at least one director, with the exact number to be fixed from time to time in the manner provided in the Corporation’s Bylaws, who will serve as the Corporation’s director until successors are duly elected and qualified.
ARTICLE VII
     A director or officer of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 607.0834 of the Act as the same exists or hereafter may be amended, (iv) for violation of a criminal law, unless the director or officer had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful or (v) for any transaction from which the director or officer derived an improper personal benefit.
     The Corporation shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law in existence either now or hereafter.
[Signature page to follow]

     IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on June 1, 2009.

By:	/s/ Gregory L. Hammond
	Name:	Gregory L. Hammond
	Title:	Secretary

[Signature Page to Amended and Restated Articles of Incorporation]